Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2014 FIRST QUARTER RESULTS

(Tampa, FL, May 6, 2014) - Masonite International Corporation ("Masonite") (NYSE: DOOR) today announced results for the three months ended March 30, 2014.

Executive Summary

•
Net sales decreased $2.0 million or 0.5% to $422.5 million in the first quarter of 2014 compared with the first quarter of 2013 as a 4.5% drop in unit volumes due to unusually harsh winter conditions and a 1.5% foreign exchange headwind were only partially offset by a 5.7% increase in average unit price in the quarter.

•
Net loss attributable to Masonite increased $10.8 million to $16.6 million, or $0.56 per diluted share, in the first quarter of 2014 from a loss of $5.8 million, or $0.21 per diluted share, in the first quarter of 2013.

•
Adjusted EBITDA[1] decreased $6.5 million or 24.8% to $19.7 million in the first quarter of 2014 from the first quarter of 2013. Excluding the $4.5 million net recovery recognized in the first quarter of 2013 related to the final resolution of the Marshfield 2011 business interruption insurance claim, Adjusted EBITDA decreased $2.0 million, or 9.2%.

“Unusually harsh winter conditions negatively affected unit volume demand and led to increased costs across the North American business,” said Fred Lynch, President and CEO. “While first quarter results in the absolute were disappointing, we remain optimistic the U.S. housing market will accelerate throughout the balance of the year and believe the 5.7% increase in average unit price is a good ‘first step’ towards realizing appropriate value for the high quality products and services we provide.”

First Quarter 2014 Discussion
Net sales decreased 0.5% to $422.5 million in the three months ended March 30, 2014, from $424.5 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 1.0% to $428.9 million. The decrease was primarily due to a $19.1 million decline in unit volumes and $6.4 million of negative foreign exchange impact, partially offset by a $24.1 million improvement in average unit prices.

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.

Total company gross profit increased to $53.0 million in the three months ended March 30, 2014, from $50.4 million in the three months ended March 31, 2013. Gross profit margin increased 60 basis points to 12.5% of net sales in the first quarter of 2014, from 11.9% of net sales in the first quarter of 2013, primarily due to price increases at North American residential customers.

In the three months ended March 30, 2014, selling, general and administrative expenses increased $10.8 million to $57.8 million, from $47.0 million in the three months ended March 31, 2013. The increase was partially driven by a $4.5 million benefit in the first quarter of 2013 related to a business interruption insurance claim associated with our Marshfield acquisition. Also contributing to the higher SG&A expenses were increases of $1.5 million from salaries and benefits, $1.1 million from professional fees related to business development costs and public company compliance costs, $1.0 million from loss on disposal of property, plant & equipment, costs of $0.8 million from the newly-acquired Door-Stop operations, and $0.6 million of bad debt expense. Overall selling, general and administrative expenses as a percentage of net sales increased 260 basis points in the first quarter of 2014 to 13.7%, from 11.1% in 2013. Excluding the business interruption insurance benefit, selling, general and administrative expenses would have increased by 160 basis points.

Net loss attributable to Masonite increased $10.8 million to $16.6 million, or $0.56 per diluted share, in the three months ended March 30, 2014 from a loss of $5.8 million, or $0.21 per diluted share, in the three months ended March 31, 2013.

Adjusted EBITDA decreased 24.8% to $19.7 million for the three months ended March 30, 2014, from $26.2 million in the comparable period of 2013.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 7, 2014. Access to the live audio webcast beginning at 10:00 a.m. ET can be obtained on the Masonite website under Investors > Events & Presentations. The webcast can be accessed at: Q1'14 Webcast. The earnings presentation relating to the call and webcast will also be available on the Masonite website in the same location.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 19, 2014. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13580392.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment, registration and listing fees, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
NET SALES RECONCILIATION BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Q1 2013 net sales	$319.3	$88.7	$16.5	$424.5
Volume*	(14.2)	(0.9)	(4.0)	(19.1)	(4.5)%
Average unit price	17.9	2.4	3.8	24.1	5.7%
Other	(2.2)	1.6	—	(0.6)	(0.1)%
Foreign exchange	(6.4)	2.8	(2.9)	(6.4)	(1.5)%
Q1 2014 net sales	$314.4	$94.6	$13.4	$422.5	(0.5)%

(*) Includes the incremental impact of 2013 and 2014 acquisitions and the loss of Lowe's business.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
Net sales	$422,460	$424,524
Cost of goods sold	369,474	374,123
Gross profit	52,986	50,401
Selling, general and administration expenses	57,775	46,960
Restructuring costs	721	1,440
Operating income (loss)	(5,510)	2,001
Interest expense (income), net	9,993	8,250
Other expense (income), net	181	(158)
Income (loss) from continuing operations before income tax expense (benefit)	(15,684)	(6,091)
Income tax expense (benefit)	19	(1,036)
Income (loss) from continuing operations	(15,703)	(5,055)
Income (loss) from discontinued operations, net of tax	(142)	(90)
Net income (loss)	(15,845)	(5,145)
Less: net income (loss) attributable to non-controlling interest	741	680
Net income (loss) attributable to Masonite	$(16,586)	$(5,825)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.56)	$(0.21)
Diluted	$(0.56)	$(0.21)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.56)	$(0.21)
Diluted	$(0.56)	$(0.21)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	March 30, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$166,264	$100,873
Restricted cash	13,307	13,831
Accounts receivable, net	264,634	243,823
Inventories, net	235,521	218,348
Prepaid expenses	24,497	22,371
Assets held for sale	3,451	3,408
Income taxes receivable	2,719	3,250
Current deferred income taxes	16,869	17,840
Total current assets	727,262	623,744
Property, plant and equipment, net	620,135	630,279
Investment in equity investees	7,730	7,483
Goodwill	99,485	78,404
Intangible assets, net	227,885	203,714
Long-term deferred income taxes	22,736	23,363
Other assets, net	24,475	24,158
Total assets	$1,729,708	$1,591,145

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$113,315	$98,936
Accrued expenses	137,565	128,924
Income taxes payable	836	732
Total current liabilities	251,716	228,592
Long-term debt	513,339	377,861
Long-term deferred income taxes	112,045	108,924
Other liabilities	48,771	50,206
Total liabilities	925,871	765,583
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 29,294,453 and 29,085,021 shares issued and outstanding as of March 30, 2014, and December 29, 2013, respectively.	646,871	646,196
Additional paid-in capital	231,799	230,306
Accumulated deficit	(76,763)	(60,177)
Accumulated other comprehensive income (loss)	(26,615)	(19,601)
Total equity attributable to Masonite	775,292	796,724
Equity attributable to non-controlling interests	28,545	28,838
Total equity	803,837	825,562
Total liabilities and equity	$1,729,708	$1,591,145

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
Adjusted EBITDA	$19,718	$26,177
Less (plus):
Depreciation	15,446	16,526
Amortization	5,691	4,270
Share based compensation expense	2,283	1,830
Loss (gain) on disposal of property, plant and equipment	1,087	110
Restructuring costs	721	1,440
Interest expense (income), net	9,993	8,250
Other expense (income), net	181	(158)
Income tax expense (benefit)	19	(1,036)
Loss (income) from discontinued operations, net of tax	142	90
Net income (loss) attributable to non-controlling interest	741	680
Net income (loss) attributable to Masonite	$(16,586)	$(5,825)